Exhibit 99.2

Transcript of

BrainStorm Cell Therapeutics, Inc.

Third Quarter 2021 Earnings Call

November 15, 2021

Participants

Michael Wood - Investor Relations, LifeSci Advisors

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Alla Patlis - Interim Chief Financial Officer, BrainStorm Cell Therapeutics, Inc.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Ralph Kern - President & Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

David Setboun - Executive Vice President & Chief Operating Officer, BrainStorm Cell Therapeutics, Inc.

Operator

Good day, ladies and gentlemen, and welcome to the BrainStorm Cell Therapeutics Third Quarter 2021 Earnings Call. At this time, all participants have been placed on listen-only mode and the floor will be opened for questions and comments after the presentation.

It is now my pleasure to turn the floor over to your host, Michael Rice of LifeSci Advisors. Sir, the floor is yours.

Michael Wood - Investor Relations, LifeSci Advisors

Good morning and thank you for joining us. Before we begin the opening remarks, I’d like to remind listeners that this conference call contains numerous statements, descriptions, forecasts, and projections regarding BrainStorm Cell Therapeutics and its potential future business operations and performance, statements regarding the market potential for the treatment of neurodegenerative diseases, such as ALS and MS, the sufficiency of the company’s existing capital resources for continuing operations in 2021 and beyond, the safety and clinical effectiveness of the NurOwn technology platform, clinical trials of NurOwn and related clinical development programs, and the company’s ability to develop strategic collaborations and partnerships to support their business planning efforts.

Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond BrainStorm’s control, including the risks and uncertainties described from time-to-time in its filings with the SEC. The company’s results may differ materially from those projected on today’s call. The company undertakes no obligation to publicly update any forward-looking statements.

Joining me on the call today will be Chaim Lebovits, CEO of BrainStorm; Alla Patlis, Interim Chief Financial Officer; and in addition, Dr. Stacy Lindborg, Executive VP and Chief Development Officer; Dr. Ralph Kern, President and Chief Medical Officer; and Dr. David Setboun, Executive VP and Chief Operating Officer will also be on the call and will be available to answer your questions during the Q&A session.

So I’d now like to turn the call over to Mr. Lebovits. Please, go ahead.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thanks, Michael and thanks all listening, who are joining us to discuss our third quarter financial results and corporate highlights. I’ll update on NurOwn in both the ALS and progressive MS programs that I want to cover today, as well as some important additions to our management team.

First, with regard to our lead program NurOwn in ALS, we remain committed to advancing this program and pursuing the best and most expeditious path forward to enable patient access. Patients and advocates are changing the landscape of ALS to match the urgency of their disease. Given the important changes, we are in active dialogue with regulators around our regulatory plan and we will share this as soon as appropriate. We recently presented important new biomarker data from our Phase 3 trial in ALS and poster presentation at the Northeast ALS Consortium or NEALS, in October. The presenter was Dr. James Berry, the Principal Investigator of NurOwn trial and the Director of the Massachusetts General Hospital multidisciplinary ALS clinic.

Biomarker analysis, as a reminder, were pre-specified in the statistical analysis plan and was completed and submitted to the FDA prior to unblinding of the trial. These involved collecting CSF samples from all participants and measuring pre-specified biomarkers at certain time points from baseline through week 20. The results of these analysis shows that NurOwn treatment resulted in significant changes across many biomarkers pertaining to neurodegeneration, neuroinflammation and neuroprotection, while levels of these biomarkers remain stable and unchanged following treatment of a placebo.

Another important analysis that was pre-specified and was designed to help us understand how the observed changes in biomarkers with NurOwn related to clinical response observed in the child. As shared in the NEALS presentation, Dr. Berry presented results from a stepwise regression model, which identified a set of biomarkers, spanning a pathway of neuroprotection, neuroinflammatory, and neurodegeneration biomarkers that accurately predicted clinical response in the child with over 80% accuracy. So not only did we observe significant changes in biomarkers important for ALS with NurOwn, but they are meaningful and helping us understand who responded to treatment in the study.

The results further our understanding of NurOwn’s mechanism of action in ALS, which target multiple pathways and provide additional evidence linking the mechanism of actions to NurOwn’s impact and ALS disease progression. In the future, this information will also help future studies of use CSF biomarkers, advanced ALS science. We do, of course, plans to share them with the FDA and other regulatory authorities. A hyperlink to this poster was included in the press release, which is available on the publication section on the BrainStorm’s website. I would encourage investors to review it.

Turning now to our progressive multiple sclerosis program, the results from our Phase 2 study of NurOwn in progressive MS were features in an oral presentation at the 37th Congress of the European Committee of Treatment and Research in Multiple Sclerosis or ECTRIMS. We announced positive top line results from the study in March of this year and this was our first opportunity to share the results with a broader neurology community at a major international MS meeting.

The presentation was given by Dr. Jeffrey Cohen, the Director of Experimental Therapeutics at the Cleveland Clinic, Mellen Center for MS and Principal Investigator in the NurOwn MS Phase 2 trial. Dr. Cohen shared that the study achieved its primary endpoint of safety and tolerability. In addition, we demonstrated a reduction of neuroinflammatory biomarkers and an increase in neuroprotective biomarkers in CSF. In addition, we observed consistent improvement across MS functional outcome measures, including walking, upper extremity function, vision and cognition. BrainStorm was the main sponsor for this study, but we had additional financial support for the biomarker analyses from the National Multiple Sclerosis Society Fast-Forward Program.

We’re actively working on a development plan in order to advance the progressive MS program through registration and approval. We’re currently holding discussions with CMS experts and seeking guidance from the FDA to determine next steps. We have submitted the manuscript summarizing the trial results for publication.

Based on developing an innovative exosome-based platform technology, which utilizes exosomes derived from NurOwn, we have been exploring acute respiratory distress syndrome or ARDS as the potential first indications. Our pre-clinical data from this program will be published in The Journal of Stem Cell Research & Therapy at the beginning of the year, and Dr. Revital Aricha, Vice President of R&D had an opportunity to present this data at the New York Stem Cell Foundation of 2021 virtual meeting, which took place in October.

The results showed that NurOwn exosomes were capable of increasing blood oxygen saturation and reducing lung pathology inflammatory infiltrates and levels of pro-inflammatory cytokines in two animal models of ARDS. We showed that neural exosomes were superior to naïve MSC exosomes in all examined parameters.

Finally, I want to mention some important additions to the management team and to the Board of Directors. We announced last week that we had appointed Dr. Sidney Spector as Senior Vice President, Global Strategy and Medical Affairs and Dr. Kim Thacker as Senior Vice President of Medical Affairs and Clinical Innovation. Dr. Spector was most recently Clinical Associate Professor of Neurology at the University of Arizona College of Medicine and worked in the industry developing CNS drugs at Novartis, Elan Pharma, and Pfizer. Dr. Spector brings more than 20 years of experience in pharma and biotech, most recently VP of Medical Affairs at UroGen and previously at Sanofi Aventis, Pfizer, and Roche among others. Both Dr. Spector and Dr. Thacker will work together to create a formal global medical affairs function as we prepare BrainStorm for anticipated growth.

In addition, we expanded the responsibilities of Dr. Stacy Lindborg, Executive Vice President, appointing her to the new position of Chief Development Officer. In this role, she will build a leadership team for development of regulatory affairs, to support clinical development in multiple areas and technologies. We also recently announced Dr. Menghis Bairu was appointed to the Board of Directors in October. Dr. Bairu is a physician, entrepreneur, business executive, editor, author, and philanthropist. He is the Founder, Chairman, and CEO of Proxenia Venture Partners, which provides capital, talent management, and access to a global network of experts to companies in late preclinical and early-stage clinical development in biotech. He is also Chairman and CEO of Bairex, an international medical education and market research organization focused on Africa and the Middle East.

At this critical juncture in the history of Brainstorm Cell Therapeutics, these appointments will expand the leadership team with capabilities that complement our already strong team to help us as we advance our development portfolio of innovative treatments. I want to formally welcome Sidney, Kim and Menghis to BrainStorm and congratulate Stacy on her new responsibility.

I will now turn the call over to Alla Patlis who will review our financial.

Alla Patlis - Interim Chief Financial Officer, BrainStorm Cell Therapeutics, Inc.

Thank you, Chaim. [Technical Difficulty] it’s my pleasure now to walk you through our third quarter of 2021 financial results. BrainStorm’s cash, cash equivalents, and short-term bank deposits were approximately $28 million as of September 30, 2021, and this compares to the approximately $35 million on June 30, 2021.

Research and development expenses for the three months ended September 30, 2021 and 2020 were approximately $3.6 million and $4.1 million respectively. Research and development expense, net for the third quarter of 2020, was $1.9 million, which includes participation from IIA and other grants.

General and Administrative expenses for the three months ended September 30, 2021 and 2020 were approximately $1.7 million and $2.6 million, respectively. Net loss for the three months ended September 30, 2021 was approximately $5.3 million or $0.15 per share as compared to net loss of approximately $4.5 million or $0.14 per share for the three months ended September 30, 2020.

Next to you, Chaim.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you so much, Alla. Mike, would you please read now the questions we have received from investors?

Michael Wood - Investor Relations, LifeSci Advisors

Yes, the first question directed to you Chaim. What do you say to those who say that you have ethical obligation to make NurOwn available now for ALS patients? Do you feel that the Phase 3 trial met a high ethical standard? And do you think most patients with ALS would agree with you?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you, Michael. We hear and understand the urgency expressed in this question. Because we learn urgency every day directly from patients through social media for access to NurOwn. This is a complicated question with lots of dimensions. Let me start by acknowledging that broad actions for NurOwn at this point in the development cycle can only come through a regulatory approval. However, we engaged with regulators and took action to establish a small EAP, Expanded Access Program, which demonstrates our urgency to make NurOwn available beyond the completion of the Phase 3 trial.

We treated the maximum number of patients we’re able to do with the company’s resource limited. The FDA gave its full support for the EAP and the dosing for this protocol has now been completed. And this will provide additional data into the effect of NurOwn based on a longer treatment period. And while we haven’t released any data from this program, Dr. Merit Cudkowicz testified at the recent ALS Congressional hearings, and I quote "There are reports from people in the NurOwn trial and Expanded Access Program of improvements in function, not something we typically see or hear in ALS". We are excited to see what we will learn from this program.

Now turning to the component of your questions that inquires about BrainStorm’s ethical obligation, there’s no question in our mind that this trial meets an extremely high ethical standard, even though rolling up a coalition of representatives of ALS communities in most ALS trials made it more challenging to conduct the study. We truly believe in the effectiveness of NurOwn and we’re working urgently to providing to those could benefit, even as we continue our research to learn more. As we noted in our earlier remarks, we have submitted the full data set for publication in a peer reviewed journal and expect to be able to share these results widely upon publication. We certainly hope that people and families living with ALS know that we have their best interest in our heart. Next question please.

Michael Wood - Investor Relations, LifeSci Advisors

What is the status of the NurOwn application to the FDA, will the application be submitted or considered early?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Stacy, would you take this one please.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Sure. We’ve been clear in our communications every time that before we would make a decision around the filing of a BLA application of NurOwn that we intend to first publish the results from our trial in a peer reviewed journal and second to meet with important members of the ALS community who were not involved in the conduct of our Phase 3 trial. And as Chaim just shared on this call, we’ve made great progress with these goals and immediately after the publication is in print, we will be prepared to speak to our plans for BLA filing.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you.

Michael Wood - Investor Relations, LifeSci Advisors

Next question, please provide an update on the identification of ALS biomarkers?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Stacy, yours still.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Sure. So in the Phase 3 trial, we generated a unique set of biomarker data through the collection and analysis of seven CSF samples over time going from baseline to 20 weeks in all study participants. And as Chaim just reflected, we observed significant improvements in multiple CSF biomarkers of neuro-inflammation, neuro-degeneration and neurotrophic factor support with NurOwn treatment while placebo remained unchanged and stable. A few examples and all of these are at week 20, which is the final time point that we collected biomarker data on with VEGF, which is a marker -- an important marker of neuroprotection, we observed a two-fold increase with NurOwn treated patients, while placebo remained unchanged. With MCP-1, a marker of NurOwn inflammation, the values were 74% with NurOwn treated patients of placebo, which was a remarkable reduction over the placebo values.

Finally, neurofilament light, a marker of neurodegeneration was 84% of placebo values in NurOwn treated patients at that last time period. As we shared in our prepared remarks, Dr. James Berry, Principal Investigator from Mass General, recently presented the results of a stepwise regression model at NEALS, which identified a set of biomarkers spanning these really important pathways of neuroprotection, neuroinflammation and neurodegeneration. And this model, accurately predicted the primary clinical response our primary endpoint in the trial with over 80% accuracy. So not only are there changes observed in these important biomarkers for ALS, but they’re meaningful in helping us understand who responded to treatment in the study.

So in summary, our detailed biomarker analyses support the proposed mechanism of action of NurOwn and provide additional evidence linking the mechanism of action to NurOwn’s impact on ALS with this progression. And a thorough analysis of this data will be published separately in a peer reviewed manuscript.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you so much.

Michael Wood - Investor Relations, LifeSci Advisors

The next question relates to the earlier clinical and preclinical programs, please provide an update on the trials and data associated with MS and Parkinson’s disease?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you. Ralph?

Ralph Kern - President & Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

Yeah. Thank you for the question, Michael. I’ll start with our MS program. As you recall in Chaim’s prepared comments, the MS Phase 2 clinical trial was completed earlier this year and the data was recently presented in an oral presentation at the 37th ECTRIMS Congress by Dr. Jeff Cohen from the Cleveland Clinic. The high level summary was that the study achieved the primary endpoint of safety and tolerability, it also demonstrated a reduction of neuroinflammatory biomarkers, and an increase of neuroprotective biomarkers in the cerebrospinal fluid, as well as consistent improvement across MS functional outcome measures, including measures of locking, upper extremity function, vision, and cognition. We’re now holding discussions with key MS experts and seeking guidance from the FDA to determine next steps. As mentioned earlier, we’ve also submitted a manuscript for peer review and publication.

I’ll now address the question about Parkinson’s disease. As you know, Parkinson’s is a disease that we remain quite interested in. We believe NurOwn’s demonstrated mechanism of action could motivate this as a future clinical target but for now, we don’t have an update on this indication. To date, our clinical priorities have been focused on first, ALS; second, progressive MS; and third, Alzheimer’s disease. And given our size of the company and the resources we can bring to bear on all our work, we’re being very careful to not move too quickly with other indications. Thank you.

Michael Wood - Investor Relations, LifeSci Advisors

And then regarding Alzheimer’s and ARDS, can you provide updates here, please?

Ralph Kern - President & Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

Absolutely. So regarding Alzheimer’s, in the Q2 earnings call, we shared that with the recent approval of Aduhelm. And with other advances in the Alzheimer’s disease competitive landscape, we wanted to step back and strategically consider our clinical goals before proceeding with a clinical study in Alzheimer’s disease with NurOwn. Alzheimer’s disease remains a prioritized indication and as such, as we’ve already engaged with a few of the top Alzheimer’s KOLs in the US, we’ve shared our data with them. We’ve been consulting with them on our clinical plans. Their feedback has been exciting and very helpful. We also expect to have an update to share publicly very shortly.

And finally, regarding ARDS, Chaim made a very full description of our results. What I can add is that, as we shared our prepared -- as we shared earlier, we’ve demonstrated the beneficial effects of our derived exosomes in acute lung injury model, in addition to demonstrating superior effects of these exosomes compared to naive MSCs exosomes. All of these results, including the publication in stem cell research and therapy journal, are available on our websites.

We’ve continued to do further research using a Bleomycin model of lung injury, which is characterized by extensive inflammation, fibrosis an injury to the lung tissue. And we look forward to sharing new insights, including how they fit together with our priorities going forward.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thanks so much.

Michael Wood - Investor Relations, LifeSci Advisors

And then finally, we have one question relating to business development. Please provide an update on the plans for joint ventures or partnerships with other companies.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

David?

David Setboun - Executive Vice President & Chief Operating Officer, BrainStorm Cell Therapeutics, Inc.

Sure. So, partnering is an integrated part of our strategy. We are actively engaging with a variety of potential partners, which include mid-sized and leading pharmaceutical companies. And we are engaging for both, NurOwn in ALS and MS and as well, a more recent exosome program. Thank you.

Michael Wood - Investor Relations, LifeSci Advisors

Sure. Paul, would you open the line for questions from investors on the line?

Operator

Certainly. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] And the first question is coming from Jason McCarthy from Maxim Group. Jason, your line is live.

Q: Hey, thanks for taking my question this is Michael Rabinowitz on the line for Jason. So my first question, I’d like to gauge your thoughts on the exosomes platform and how that might best be applied. Whether it can be thought of as a next gen follow-up in indications where NurOwn is already successful or if it’s more targeted towards indications which may have an increased benefit from using what is essentially a snapshot of the signaling activity of the cells?

Chaim Lebovits -Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Hi. Thanks, Michael. Ralph, you want to take this question?

Ralph Kern - President & Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

Yeah. Thank you for the question. Yeah, we do exosomes as potentially next-generation but I think that there are some unique advantages of exosomes that are worth mentioning. First of all, the ease of formulation and logistics are definitely an advantage, including potentially cost. There are unique advantages of exosomes in terms of delivery in certain unique situations. For example, in the lung, sending products through the airwaves that are very small-size of viral particles like exosomes is very advantageous to reach the most distant parts of the lungs. So there are some biophysical reasons why we have applied that in the lung, particularly in the acute lung injury model. There are still questions around exosomes that we’re working on and we intend to leverage the pre-clinical knowledge to make the best decision about the optimal application of exosomes, both in lung disease and potentially in other diseases as well.

Q: All right. Thank you. And then I’d like to follow-up on that. Just do you have any thought as to how you might formulate the exosome platform for delivery to the lungs, like nebulization or dry powder, have you given any thought to that for when it eventually might move into humans?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Yes, so I will take that. Definitely we give a lot of thoughts and we are looking at the different pathways and you mentioned those pathways and inhalation is definitely something we’re looking at or intrathecally. But yes, when we’ll get into humans, we will have to take that decision. We’re doing preclinical trials in order to confirm the best way of target. A very good question, this is one of the major questions on exosomes trials. And I will just add, of course, for the CNF space, exosomes also may be beneficial for diseases like Parkinson’s mentioned before, as you probably can overcome the blood-brain barrier issues.

Q: Thank you very much. And then just one more on the biomarker data, I wanted to see if you can provide a bit more color on how you could leverage the biomarker data and its correlation to outcomes in your discussions with regulators and your further development within ALS?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you very much. I’ll let Stacy answer that.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Yes, I’m happy to respond that. Thank you. Well, as Chaim already described in his prepared remarks, these were pre-specified analyses and were submitted to the FDA before we unblinded our trial. So, these kinds of models, which are really important, the fact that they’re pre-specified, of course, these will become part of discussions with regulators as we progress either with informal discussions or formal discussions as they proceed. The important part of the model that Chaim described to you is that it really leverages the relationships observed in the data. And it’s machine learning in the sense that it doesn’t involve our judgment or kind of preconceived beliefs about biomarkers, it doesn’t allow that to interfere. So, this model that Chaim was just speaking about really is harnessing the information what we’ve observed about the treatment effects on these important biomarkers and they’re selected into this model to help provide the most accurate explanation or prediction of the patients that responded.

Q: Thank you very much for taking my questions.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Yes. Thanks so much Michael. Next question please operator.

Operator

Thank you. The next question is coming from David Bautz from Zacks Small Cap Research. David, your line is live.

Q: Hey, good morning, everybody. So, my first question is about MS. So, clearly, there’s a lot of MS drugs that are out there right now and now that you’ve got some data in hand, I’m curious what your thoughts are on where NurOwn might fit in that treatment landscape?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Dr. Kern?

Ralph Kern - President & Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

Yeah, David, thank you for that question. I think it’s worth just describing again, the unmet need in progressive MS. As you know, most of the therapeutic success in MS has been for relapsing remitting MS and it’s been remarkable over the past 20 years how well that’s gone. There still is a very large unmet need in progressive MS, both clinically, patients continue to deteriorate slowly, despite the use of the optimal and most recent successful treatments and also, there’s an unmet biologic need. If we think that that’s where we’re targeting, in terms of the compartmentalized inflammation in the brain, delivering the treatment directly into the spinal fluid and changing the microenvironment. And also delivering repair molecules and neurotrophic factors. We think that’s what we saw in our Phase 2 trial. We’re very excited about the results. There’s huge potential and a lot of interest among experts, and also among international organizations to see what the next steps might be. So we’re carefully considering all that. We’re very optimistic about where we go next and we want to consider that carefully, receive the feedback from the agency, obviously, and other regulatory bodies and then make the best decision about what the next steps will be. And we’ll have an announcement once we’ve gotten there. So thanks for that question again.

Q: Okay, thanks for that. And I did have one question about the ALS biomarker data. I just want to make sure that I understand. So of those biomarkers that were identified, was each of them correlated to outcome of NurOwn treatment or was it the biomarkers as a group?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

I know, David, that an analyst will come up with that question understanding the correlation in the group and the models. We have an expert on the line, Dr. Stacy Lindborg it’s all yours.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Thank you. So as to provide maybe a little bit more clarity into the methodology again, so all biomarkers that were collected as part of the study were possible to be included in this model. So the methodology allowed any of these biomarkers that were contributing and that the explanatory value towards this prediction to enter the model. And for any one marker to come into the model, it had to be statistically significant at a level of a P-value less than 0.5 and to remain in the model, it also had to remain statistically significant, so with a P-value is less than 0.5. So, these kinds of iterative models, basically allow terms to come and go and then ultimately to land on the optimal model that has the strongest prediction.

All of the terms, all of the biomarkers that are part of it, which, of course, were reported in the poster at the NEALS meeting recently are contributing simultaneously significant information towards this prediction. And Chaim spoke of the accuracy, so what we presented in this poster is an area under the curve, it’s coming from a receiver operating characteristic and it really gives us – it’s a wonderful metric, it’s a diagnostic metric that allows us to evaluate how accurate the prediction is or, in this case, how good these biomarkers are in discriminating participants that responded in the child versus those that didn’t.

And as a rule of thumb, if you have above 80%, this is this is quite high classification, and in our model that we spoke of and what we reported on NEALS, we had an area under the curve from receiver operating curve of 82.5. And we actually see this estimate increase when we focus on models that are predictive of each therapy separately and this will be the focus of our biomarker paper that we will be hopefully submitting it in the near future.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

David, I’m sure you would like to understand more. I think I am just -- you’re going to have an offline conversation with Dr. Lindborg. I’m not sure all of us there’s a following these models, right.

Q: Okay. No, that’s fine. And then I have one more. Last quarter you mentioned that the hospital exemption program was currently not ongoing in Israel and I’m just curious, if there’s similar type programs being planned for other jurisdictions.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

I’ll give you a short answer. Yes and can’t elaborate.

Q: Okay, fair enough. Thanks for taking the questions.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Sure.

Operator

Thank you. [Operator Instructions] And the next question is coming from Paula Smith [ph]. Paula, your line is live.

Q: Good morning. First, as a mom, I just wanted to express my gratitude to BrainStorm. I am just so grateful that my son was given the opportunity to be in the trial and that BrainStorm is just giving us hope and access to treatment for ALS and hopefully, we can continue it. I just want to say my son is 32 years old and he spent in the Phase 3 trial and in the Expanded Access trial. While he was in both, he stabilized, he regained function and his ALSFRS score has improved.

So the biggest improvement for Josh was his FVC had improved to over 40%, which to me is amazing. He’s still able to walk. He can still climb stairs. He can still get into his jeep. He can eat. He has no problem swallowing. And he’s still able to use his hands. And this is four years from his onset. Our doctors here all believe that NurOwn works and we are in close contact with other people that are receiving the EAP and their experiences and how they stabilized. So my question is, can you speak about the results in EAP now that everyone has received the three doses, and will BrainStorm, be using the EAP data to speak and seek approval for NurOwn?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

So Paula, thank you for your question. I wasn’t expecting this, I thought it’s a private investor. As you know, we are not yet and as we said in the comments at the beginning of the call, we cannot yet talk to the EAP results. Very warming to hear what you’re saying and you’re describing. And I do hope that we should be able to share with you some good news very soon. That’s all I can say for the time being and very happy that your son is doing well and being stable or even better, our hearts.

Q: It is. It’s amazing to me, it’s a miracle, and I just wanted to continue.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Well, we all want the same. We’re working very hard at that.

Q: Thank you.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

You’re very welcome.

Operator

Thank you. And the next question is coming from Michelle Lorenz from Voices for ALS. Michelle, your line is live.

Q: Thank you. Hard to follow up after Paula. Last month, at ECTRIMS, when Dr. Cohen from Cleveland Clinic spoke about the results in progressive MS, I found it quite profound because he used the words that NurOwn repaired and restored function. And he did that in an interview with NeurologyLive. And it struck me, that those words mirrored what the patient’s had been saying in the NurOwn trial since 2015 back in Phase 2. So, those words are subjective. What I want to know is, if you can speak to any of the similarities in the biomarker data between the MS study and the ALS studies, and if any of that biomarker data from one or the other helps to validate the evidence of efficacy in the other disease?

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you. Very good question. I will allow both Ralph and Stacy to comment on this because of different aspects to the question to answer. Ralph?

Ralph Kern - Chief Medical Officer, BrainStorm Cell Therapeutics, Inc.

Sure. I’ll start and handoff to Stacy. So, thank you again for that, a really insightful question. The answer is, yes, but I think it requires some explanation and we’ll start today and maybe we can take this offline. There are two main areas where we observe significant biomarker changes and Stacy gave a very clear and detailed description of that a few minutes ago, just to highlight a couple of points.

One is that in the area of neuroprotection, this is something that is deficient in ALS, and also in progressive MS, as it is in many neurological diseases where the repair mechanisms are failing. And that’s part of the known disease processes. We believe that repairing the nervous system requires restoring this neuroprotection function. And we know that the cells that we have primed in our technology platform are able to do that better than unprimed MSCs and certainly better than other therapies, because that’s the prime function of the cells is to deliver these molecules.

The second area is inflammation. We know that, literally every day, there’s more data suggesting that all neurodegenerative diseases have inflammation. There’s slight differences in terms of which cells participate and how it influences the outcomes. But we know that, there’s a big commonality between ALS and progressive MS regarding the inflammatory pathways. And again, there we see consistent changes in inflammatory biomarkers. The advantage of looking at CSF or cerebrospinal fluid is that, we get a direct view of what’s happening in the brain microenvironment. So I’ll pause there, and I’ll hand off to Stacy to answer the other parts of the question.

Stacy Lindborg - Executive Vice President & Chief Development Office, BrainStorm Cell Therapeutics, Inc.

Well Ralph, you covered this, I think, extremely well in terms of really linking not only what we believe about the deficits that are known across neurodegenerative diseases in known biomarkers and the similarities of what we’re observing with NurOwn across these two devastating illnesses. I think the point that I would add is that, anytime we’re looking at why we believe a treatment is working and of course, biomarker data is critical across all diseases and giving us insight into biologically what’s happening. One of the important aspects has been to understand also the treatment relationship with clinical symptoms and in your question about, are we seeing similar repair and function restored, this is also a component that is extremely important. In the progressive MS trial, we had responder criteria that showed that patients were improving in their clinical function across many of those the known clinical measures, which Ralph enumerated before.

Similarly, we can observe in our ALS data, and of course, the formal analyses that we’ve done really linking biomarkers and clinical data also show this important link, that not only do we see important changes, either slowing down the decline, or in some cases improving declining. But we see similarly that the biomarkers are going in the direction that one would expect with an effective treatment. So we’re seeing reductions in neuroinflammation and we’re seeing improvement in neuroprotection. So I think it’s a very insightful comment and a really great question for us to continue to consider.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Thank you.

Operator

Thank you. And there were no more questions in queue at this time. I would like to have the call back to the BrainStorm Cell Therapeutics management team for any closing remarks.

Chaim Lebovits - Chief Executive Officer, BrainStorm Cell Therapeutics, Inc.

Well, thank you, Paul. No further remarks. Thanks, everyone for listening in. Looking forward for a very exciting quarter. Good luck everyone.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference. You may disconnect at this time and have a wonderful day. Thank you for your participation.